Exhibit 10.26

Brookfield Oaktree Holdings, LLC
Amended and Restated Long-Term Incentive Plan

ARTICLE I.
PURPOSE
1.01.    The purpose of the Amended and Restated Brookfield Oaktree Holdings, LLC Long-Term Incentive Plan (the “Plan”) is to assist the Oaktree Group (as defined below) to retain key employees, directors, consultants, other service providers, partners and members of any Oaktree Group Member (as defined below).
1.02.    The Plan provides benefits to Eligible Persons (as defined below) who materially contribute to the continued growth, development and future business success of the Oaktree Group.
1.03.    For U.S. tax purposes, (i) the Plan awards vest over time and are paid out soon after they vest and (ii) the Plan is not designed to provide for the deferral of compensation within the meaning of Section 409A of the Code (as defined below) and BOH (as defined below) intends that awards under the Plan will not be subject to Section 409A.
1.04.    The terms of the Plan are not binding upon BOH or any other Oaktree Group Member unless and until an Award Agreement (as defined below) has been delivered, or, if applicable, signed by the relevant Oaktree Group Member.
1.05.    No person is entitled to any particular assets held by BOH or any other Oaktree Group Member.
ARTICLE II.
DEFINITIONS
As used in the Plan, the following terms shall have the meanings set forth below:
2.01.    “Account” has the meaning set forth in Section 4.06.
2.02.    “Alternative Notional Investment” means an investment fund or collective investment vehicle, other than the Designated Fund, in which the Plan Administrator elects to grant a notional interest, including any such fund or vehicle that is not managed by the Oaktree Group, or a deemed rate of interest, floating or fixed, and compounding in such manner and in respect of such principal amount as determined by the Plan Administrator in its sole discretion.
2.03.    “Annual Award” means, as applicable, (i) for Annual Participants receiving Cash Awards, the fixed portion of each Annual Participant’s total annual compensation that is mandatorily and automatically deemed invested in the Designated Fund or an Alternative Notional Investment pursuant to an Annual Award under Section 3.02 of the Plan, and (ii) for Annual Participants receiving Partnership Awards, the Annual Participant’s incentive allocation that is automatically notionally invested in the Designated Fund or an Alternative Notional Investment pursuant to an Annual Award under Section 3.02 of the Plan, in each case, as set out in further detail in the Participant’s Award Agreement.

2.04.    “Annual Award Approval List” means, with respect to each Fiscal Year, the list of Eligible Persons who have been approved by the Plan Administrator to receive an Annual Award under the Plan.
2.05.    “Annual Participant” has the meaning set forth in Section 3.02.
2.06.     “Award” means an award granted under the Plan pursuant to Article IV hereof, which will be either a Cash Award or a Partnership Award.
2.07.    “Award Agreement” has the meaning set forth in Section 3.01.
2.08.    “Board” means the board of directors of BOH.
2.09.    “BOH” means Brookfield Oaktree Holdings, LLC, a Delaware limited liability company, and any successor thereto.
2.10.    “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in New York City.
2.11.     “Cash Award” means an Award payable in cash in the amount set forth in Sections 4.02(a) and 5.01, subject to the vesting and other terms and conditions set forth in the Plan.
2.12.    “Cash Award Settlement Date” has the meaning set forth in Section 4.05.
2.13.    “Cash Award Vesting Date” has the meaning set forth in Section 4.04(a).
2.14.    “Cause” with respect to any Participant shall have the meaning given to such term in the applicable Award Agreement, and, if “Cause” is not defined in the Award Agreement, then Cause shall have the meaning given to such term in any employment, services or similar agreement between the Participant and an Oaktree Group Member, and, if “Cause” is not defined in any such agreement, “Cause” means the occurrence of any of the following events during the Participant’s provision of services to the Oaktree Group (regardless whether the occurrence is discovered before or after such Participant’s cessation of services to the Oaktree Group): (i) gross negligence or misconduct detrimental to an Oaktree Group Member, (ii) material breach of any agreement between such Participant and an Oaktree Group Member or written policies of the Oaktree Group applicable to such Participant, (iii) violation of any applicable regulatory rule or regulation, (iv) conviction of, or entry of a plea of guilty or of no contest to, a felony (other than a motor-vehicle-related felony for which no custodial penalty is imposed), (v) entry of an order issued by any court or regulatory agency removing such Participant as an officer of an Oaktree Group Member, or prohibiting such Participant from participation in the conduct of the affairs of an Oaktree Group Member, and (vi) fraud, theft, misappropriation or dishonesty by such Participant relating to an Oaktree Group Member, including any theft of funds.
2.15.    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.16.    “Compensation Threshold” means $/£/€300,000 or such other amount as is determined by the Plan Administrator from time to time.
2.17.    “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person whether through the ownership of the voting securities of such Person or by contract or otherwise.
2.18.    “Designated Fund” means Oaktree Global Credit Fund, L.P., unless another investment fund or collective investment vehicle is designated by the Plan Administrator.
2.19.    “Disability” with respect to any Participant shall have the meaning given to such term in the applicable Award Agreement, and, if “Disability” is not defined in the Award Agreement, then Disability shall have the meaning given to such term (or a term of similar import) in any employment, services or similar agreement between the Participant and an Oaktree Group Member, and, if “Disability” (or a term of similar import) is not defined in any such agreement, “Disability” means such Participant’s substantial inability, as determined by the Plan Administrator, to perform services to the Oaktree Group in such Participant’s normal and regular manner by reason of illness or other physical or mental disability for a period of least 90 consecutive calendar days or an aggregate of 180 calendar days in any 360-day period.
2.20.    “Distribution Date” has the meaning set forth in Section 5.01.
2.21.    “Eligible Person” means any (i) individual employed by any Oaktree Group Member, (ii) partner, member or other individual providing services to an Oaktree Group Member, including, without limitation, any member of Oaktree UK LLP, (iii) director of any Oaktree Group Member, or (iv) consultant or advisor to any Oaktree Group Member.
2.22.    “Entity” means any firm, company, corporation, body corporate, partnership, association, government, state or agency of a state, local, municipal or provincial authority or government body, joint venture, trust, individual proprietorship, business trust or other enterprise, entity or organization (whether or not having separate legal personality).
2.23.    “Fiscal Year” means each fiscal year of BOH commencing with the fiscal year ending in 2019.
2.24.    “Grantor” means the Oaktree Group Member which grants an Award pursuant to an Award Agreement with the Eligible Person in accordance with the terms of this Plan.
2.25.     “Law” means any applicable domestic or foreign federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under the common law.
2.26.    “Local Partnership” means any operating Subsidiary of BOH that is either a partnership or limited liability partnership (or equivalent), including Oaktree UK LLP.
2.27.    “Oaktree Group” means, collectively, OCH and its direct and indirect Subsidiaries and BOH and its direct and indirect Subsidiaries, including any Local Partnership, and each such entity individually, an “Oaktree Group Member”.
2.28.     “Oaktree UK LLP” means Oaktree Capital Management (UK) LLP.
2.29.    “OCH” means Oaktree Capital Holdings, LLC, a Delaware limited liability company, and any successor thereto.

2.30.     “Participant” has the meaning set forth in Section 3.01.
2.31.    “Participant’s Local Currency” has the meaning set forth in Section 4.05(c).
2.32.    “Partnership Award” has the meaning set forth in Section 4.02((b).
2.33.    “Partnership Award Settlement Date” has the meaning set forth in Section 4.05.
2.34.    “Partnership Award Vesting Date” has the meaning set forth in Section 4.04(b).
2.35.    “Person” means any Entity or natural person
2.36.    “Plan” has the meaning set forth in Section 1.01.
2.37.    “Plan Administrator” means a committee of officers of BOH or members of BOH’s board of directors that is appointed by such board to administer the Plan.
2.38.    “Quarterly Distributions” has the meaning set forth in Section 5.01.
2.39.    “Quarterly Distribution Equivalent Payment” has the meaning set forth in Section 5.01.
2.40.    “Quarterly Distribution Equivalent Profit Allocation” has the meaning set forth in Section 5.01.
2.41.    “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.
2.42.    “Settlement Date” means a Cash Award Settlement Date or Partnership Award Settlement Date, as applicable.
2.43.    “Settlement Expiration Date” has the meaning set forth in Section 4.05.
2.44.    “Subsidiary” means, with respect to any Person, any Entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees, or other members of the applicable governing body thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, or in relation to an entity which is a partnership or limited liability partnership (or equivalent), a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member or general partner of such limited liability company, partnership, association or other business entity.
2.45.    “Tax” means any tax and any duty, impost, levy, withholding or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, apprenticeship levy, capital gains tax, inheritance tax, VAT or customs, excise and import duties.
2.46.    “U.S. Person” has the meaning set forth in Section 9.03.
2.47.    “Vesting Date” means a Cash Award Vesting Date or a Partnership Award Vesting Date, as applicable.
In this Plan, references to (i) employees shall not, for the avoidance of doubt, include any individual who is a member or partner in a Local Partnership and (ii) partners shall include members of a limited liability partnership.

ARTICLE III.
ELIGIBILITY AND PARTICIPATION
3.01.    Participation in the Plan is limited to Eligible Persons who (a) are selected by the Plan Administrator, and (b) execute an agreement with a Grantor (an “Award Agreement”) reflecting the terms of such Eligible Person’s Award (any such individual, a “Participant”). In the event of a conflict among (i) the Plan, (ii) an Award Agreement, (iii) any other agreement entered into between a Participant and any Oaktree Group Member, or (iv) in the case of a Partnership Award, a limited partnership agreement, limited liability partnership agreement or limited liability company agreement governing the terms of the Partnership Award, the documents shall control in the following order unless the applicable Award Agreement specifically provides otherwise: the Award Agreement, such other agreement entered into between the Participant and an Oaktree Group Member, the applicable limited partnership agreement, limited liability partnership agreement or limited liability company agreement (to the extent that any such agreement applies to the terms of the Award) and, finally, the Plan.
3.02.    With respect to each Fiscal Year, any Eligible Person whose total annual compensation is above the Compensation Threshold and whose name is set forth on the Annual Award Approval List shall participate in the Plan (each, an “Annual Participant”). For purposes of the preceding sentence, total annual compensation takes into account, as applicable, salary, annual cash bonus, profit allocations or other cash amounts and any Award under the Plan, but not including amounts vesting under previous Awards or awards previously granted under the Amended and Restated Brookfield Oaktree Holdings, LLC 2011 Equity Incentive Plan (or any prior version of such plan). If any portion of an Eligible Person’s compensation is denominated in a currency other than U.S. dollars, British pounds sterling or euros, such compensation shall be converted into U.S. dollars using such conversion method as the Plan Administrator determines in its discretion in order to determine whether the Eligible Person’s total annual compensation exceeds the Compensation Threshold. For the avoidance of doubt, the Plan is not intended to and shall not give any employee any automatic right to an annual bonus or an Award under the Plan, or any partner any automatic right to a share of profits (to the extent that the Oaktree Group retains discretion as to allocation of such profits), and the Oaktree Group and the Plan Administrator, as applicable, will continue to have the authority to determine whether any such amounts have been earned, are payable or are to be allocated (as applicable) and whether any Award under the Plan shall be granted.

ARTICLE IV.
AWARDS
4.01.    The Plan Administrator may from time to time grant, or procure the grant of, as the case may be, Awards under the Plan to Eligible Persons.
4.02.    In General.
(a)    Cash Awards. Each Cash Award shall be an amount, denominated in U.S. dollars or any other currency as determined by the Plan Administrator (which determination need not be uniform among similarly situated Participants), and shall reflect a notional investment, and not an actual investment, of such amount in the Designated Fund, but with respect to which the effective returns on such notional investment are calculated as if no management fee were charged thereon. Cash Awards shall vest as set forth in Section 4.04, and be paid as set forth in Section 4.05.
(b)    Partnership Awards. A Partnership Award comprises the grant of certain rights by a Local Partnership to a particular partner in that Local Partnership, to be allocated certain amounts (denominated in British pounds sterling, unless otherwise determined by the Plan Administrator) from the profits of that Local Partnership in a Fiscal Year, in each case, as set out in the applicable Award Agreement. Each such amount set out in the Award Agreement shall be adjusted to reflect a notional investment, and not an actual investment, of such amount in the Designated Fund, but with respect to which the effective returns on such notional investment are calculated as if no management fee were charged thereon. Amounts of profit allocable in respect of each Partnership Award (as adjusted in accordance with the above) shall vest as set forth in Section 4.04, and be distributed as set forth in Section 4.05. For the avoidance of doubt, an Award Agreement may grant several Partnership Awards, in respect of several Fiscal Years.
(c)    Notwithstanding the foregoing or any other provisions in this Plan to the contrary, unless prohibited by applicable Law, the Plan Administrator shall have the authority to select one or more Alternative Notional Investments and to provide Eligible Persons with the right but not the obligation to make an election as to the notional investment of an Award from among the Designated Fund or one or more Alternative Notional Investments, and shall have the authority to determine the rules and processes required in connection with any such elections. The Plan Administrator shall have the authority to determine the dates on which each Award’s deemed notional investment shall commence and terminate (i.e., the period over which the effective returns on the notional investment shall be measured), which dates may or may not coincide with the Award’s grant date or vesting dates. Any Award shall continue to be deemed notionally invested in the Designated Fund or Alternative Notional

Investment, as applicable, until it is vested and paid out or allocated as provided below, and Participants shall not have the right to change any such notional investment of an Award after it is awarded.
(d)    In the event that the Designated Fund or any Alternative Notional Investment shall terminate or liquidate at any point while an Award (or any part of such Award) remains outstanding, the Plan Administrator shall have the sole discretion and authority to select a new Alternative Notional Investment as a successor or replacement thereto, in which the relevant Award shall be deemed invested.
4.03.    Annual Participants. Awards under the Plan shall include (but shall not be limited to) Annual Awards. For the avoidance of doubt, each Annual Award shall retain the same notional investment (whether in the Designated Fund or in an Alternative Notional Investment) until it is vested and paid out or allocated, as provided below.
4.04.    Vesting of Awards.
(a)    Cash Awards. Each Cash Award shall be subject to a vesting schedule, which schedule may include service or performance-based vesting conditions, and shall only vest if such Participant’s employment or service with the Oaktree Group continues through the applicable vesting date (each, a “Cash Award Vesting Date”). The vesting conditions and Cash Award Vesting Dates shall be as determined by the Plan Administrator and set forth in a Participant’s Award Agreement. With respect to any Award that is an Annual Award, unless an individual Award Agreement provides otherwise, the Annual Award shall vest in installments of 25%, and each Cash Award Vesting Date shall be on the annual anniversary of the date on which the Award was first granted, subject to the Participant remaining employed by, or providing services to the Oaktree Group on each such Cash Award Vesting Date. The Plan Administrator shall have the authority to accelerate the vesting of any or all Cash Awards, or portions or installments thereof, at any time in its sole discretion; provided, that, in the case of any accelerated vesting for a Cash Award that is not an Annual Award and that is authorized in connection with the termination of a Participant’s employment or service, as applicable, such acceleration may be approved in writing by any duly appointed officer of BOH who is delegated the authority by the Plan Administrator to make this determination, or by any duly appointed officer of the Grantor at the direction of such an officer of BOH, in each case as long as such officer is not the Participant whose Cash Award is being accelerated.
(b)    Vesting of Allocations Pursuant to Partnership Awards. The rights to allocations from the profits of a Local Partnership under each Partnership Award will be conditional on (i) the individual remaining a partner of the Local Partnership on the applicable vesting date of the applicable Partnership Award (each, a “Partnership Award Vesting Date”) as set out in the Award Agreement, and (ii) there being, notwithstanding the calculations to be made under sections 4.02(b) and 5.02, sufficient profits of that Local Partnership (or an expectation of such profits, in accordance with section 5.02) in the relevant Fiscal Year (and may also be subject to performance-based conditions). The Plan Administrator shall have the authority to procure that vesting of any or all Partnership Awards, or portions or installments thereof, be accelerated at any time in its sole discretion; provided, that, in the case of any accelerated vesting that is authorized in connection with the termination of a Participant’s employment or service, as applicable, such acceleration may be approved in writing by any duly appointed officer of BOH who is delegated the authority by the Plan Administrator to make this determination, or by any duly appointed officer of the Grantor at the direction of such an officer of BOH, in each case as long as such officer is not the Participant whose Partnership Award is being accelerated.
4.05.    Settlement of Awards.
(a)    Cash Awards – Date of Settlement. With respect to each Cash Award, each installment will be paid within 60 days following the applicable Vesting Date (such 60th day or, if such 60th day is not a Business Day, the next occurring Business Day, the “Settlement Expiration Date” and the actual date of settlement, a “Cash Award Settlement Date”).
(b)    Partnership Awards – Date of Settlement. With respect to each Partnership Award, distribution of any amount of profit allocated will be made no later than the Settlement Expiration Date, subject always to section 4.04(b)(ii) (such actual date of distribution, a “Partnership Award Settlement Date”).
(c)    Valuation of Each Installment. For any Participant (a “Multiple Currency Participant”) whose Cash Award or Partnership Award is denominated in U.S. dollars but whose compensation for services to the Oaktree Group is normally paid in, or whose distributions from the Local Partnership are normally made in, a currency other than U.S. dollars (the “Participant’s Local Currency”), each installment payment or distribution under the Award shall be converted from U.S. dollars into the Participant’s Local Currency using a rate determined by the Plan Administrator in its sole discretion.
(d)    Currency Hedging Adjustment. If permitted under applicable local Laws, the Plan Administrator may offer to any Multiple Currency Participant the right to elect a “currency hedging adjustment” to the amount of each installment payment or distribution under the Participant’s Award. The currency hedging adjustment shall be calculated by the Plan Administrator or BOH in its sole discretion, applying the following guidelines: (i) assuming that the Participant entered into a hedge transaction upon the grant of the Award (or such other date as the Plan Administrator or BOH may determine), to protect against unexpected changes in the relative values of the U.S. dollar and the Participant’s Local Currency, (ii) substantially reflecting, to the extent practicable, for each Award a reasonably consistent and commercial approach to hedging for such Award through its final vesting date, including with respect to the duration of each hypothetical hedge applied to such Award, and (iii) basing the relevant calculations on data available from third-party sources on hedges offered by actual currency market participants, to the extent such information is reasonably available. The procedures pursuant to which Participants may elect to receive the currency hedging adjustment shall be determined by the Plan Administrator in its sole discretion. Participants who elect a “currency hedging adjustment” will be deemed to acknowledge and agree that the installment payments or distributions received pursuant to their Awards may be higher or lower than the actual return on the amount deemed invested in the Designated Fund or Alternative Notional Investment.
4.06.    Bookkeeping. Unless alternative arrangements have been made by the Oaktree Group, the Plan Administrator shall establish a bookkeeping account (an “Account”) for each Participant. The amount of each Award, along with all earnings thereon, shall be set out in such Participant’s Account. The Account is for bookkeeping purposes only, and no Participant shall have any access to any amounts in such Participant’s Account. All such Accounts are notional, and for internal information purposes only. In particular, nothing in the above shall prejudice Sections 4.02 to 4.05 (inclusive).
4.07.    The terms of Awards need not be uniform among Participants or among Awards to the same Participant, whether or not Participants are similarly situated.
ARTICLE V.
QUARTERLY DISTRIBUTION EQUIVALENTS
5.01.    Quarterly Distribution Equivalents – Cash Awards. If, during any period when a Participant’s Cash Award is notionally invested in a Designated Fund that pays quarterly cash distributions (“Quarterly Distributions”) to the limited partners or shareholders in the Designated Fund, Quarterly Distributions are actually made to the limited partners or shareholders in the Designated Fund, the Participant shall receive in respect of any Cash Award held by the Participant, a cash payment equal to the value of the Quarterly Distributions (a “Quarterly Distribution Equivalent Payment”) that the Participant would have been entitled to with respect to the Award had such Award constituted an actual investment in the Designated Fund (rather than a notional investment) and had such Participant elected to receive Quarterly Distributions from the Designated Fund, subject to the Participant’s continued employment or service with the Oaktree Group on the date on which the Quarterly Distribution for investors in the Designated Fund is paid or such other date (which may be a later date) as selected by the Plan Administrator (the “Distribution Date”). Each Quarterly Distribution Equivalent Payment is fully vested upon payment to the Participant and shall be made no later than 60 days after the date on which the Quarterly Distribution to investors in the Designated Fund is paid (or, if the 60th day is not a Business Day, the next occurring Business Day). For the avoidance of doubt, (i) if an Award is not notionally invested in a Designated Fund that pays Quarterly Distributions to its limited partners or shareholders, then no Quarterly Distribution Equivalent Payments shall be payable in respect of such Award and (ii) if an Award is notionally invested in a Designated

Fund that pays Quarterly Distributions to its limited partners or shareholders but no Quarterly Distributions are made to limited partners or shareholders in the Designated Fund for a particular quarter, then no Quarterly Distribution Equivalent Payments shall be due in respect of the Award for that quarter.
5.02.    Quarterly Distribution Equivalents – Partnership Awards. If, during any period when a Participant has a Partnership Award allocations under which are notionally linked to returns on a Designated Fund that pays Quarterly Distributions to its limited partners or shareholders, Quarterly Distributions are made to the limited partners or shareholders in the Designated Fund, the relevant Participant shall be entitled to be allocated, from the profits of the relevant Local Partnership in respect of which the applicable Partnership Award was granted, an amount equal to the value of such Quarterly Distributions that the Participant would have been entitled to with respect to that Partnership Award had such Partnership Award constituted an actual investment in the Designated Fund (rather than a notional investment) and had such Participant elected to receive Quarterly Distributions from the Designated Fund (a “Quarterly Distribution Equivalent Profit Allocation”). The relevant Local Partnership shall, subject to the availability of profits for the applicable Fiscal Year, advance an amount to that Participant on account of an entitlement to Quarterly Distribution Equivalent Profit Allocation which the Participant would have received as set out above, subject always to the Participant remaining a partner in the relevant Local Partnership on the Distribution Date. Each Quarterly Distribution Equivalent Profit Allocation is fully vested upon payment to the Participant and shall (subject always to Section 4.04(b)(ii)) be made within 60 days following the date on which the Quarterly Distribution to investors in the Designated Fund is paid (or, if the 60th day is not a Business Day, the next occurring Business Day). For the avoidance of doubt, (i) if an Award is not notionally invested in a Designated Fund that pays Quarterly Distributions to its limited partners or shareholders, then no Quarterly Distribution Equivalent Profit Allocations shall be made in respect of such Award, and (ii) if an Award is notionally invested in a Designated Fund that pays Quarterly Distributions to its limited partners or shareholders but no Quarterly Distributions are made to such limited partners or shareholders in the Designated Fund for a particular quarter, then no Quarterly Distribution Equivalent Profit Allocations shall be made in respect of the Award for that quarter.
5.03.    The amount of a Cash Award that is considered notionally invested in the Designated Fund for the purposes of calculating the right to the Quarterly Distribution Equivalent Payments shall be the full portion of the Cash Award that has not been paid, even if it is not vested on the Distribution Date. The amount of a Partnership Award that is considered notionally invested in the Designated Fund for the purposes of calculating the right to the Quarterly Distribution Equivalent Profit Allocations shall be the full portion of the Partnership Award that has not yet been allocated by the Local Partnership, even if it is not vested on the Distribution Date. Notwithstanding the immediately preceding two sentences, if the Distribution Date occurs between a Vesting Date and the Settlement Date applicable to such Vesting Date, then the amount to be paid or allocated on such Settlement Date shall not be included in the portion of the Award that shall be deemed invested in the Designated Fund for purposes of calculating the right to the Quarterly Distribution Equivalent Payment or Quarterly Distribution Equivalent Profit Allocation.
5.04.    A Participant’s right to receive any Quarterly Distribution Equivalent Payment or Quarterly Distribution Equivalent Profit Allocation (as applicable) with respect to any Award shall cease upon the forfeiture or payment of the Award.
5.05.    The provisions of Sections 4.05(c) and (d) of the Plan, above, shall apply mutatis mutandis to any Quarterly Distribution Equivalent Payment or Quarterly Distribution Equivalent Profit Allocation.

5.06.    Unless otherwise determined by the Plan Administrator, no amounts (quarterly or otherwise) will be payable or allocable on any Award deemed invested in an Alternative Notional Investment until such Award vests.
ARTICLE VI.
TERMINATION OF PARTNERSHIP RELATIONSHIP
6.01.    Annual Awards – Certain Accelerated Vesting. With respect to any Annual Award, unless otherwise provided in a Participant’s Award Agreement, upon the involuntary termination of a Participant’s employment or service with the Oaktree Group, or, for a Participant holding an Annual Award that is a Partnership Award, an involuntary termination of such Participant’s partnership with a Local Partnership, in any case, without Cause or due to death or Disability before an applicable Vesting Date (under a Cash Award) or an allocation (under a Partnership Award), such Participant will be fully vested in the unvested installments or allocations, as applicable, of the Annual Award, which installments will (subject in the case of Partnership Awards to section 4.04(b)(ii)) be paid or allocations will be made, as applicable, within 60 days after termination, subject in the case of an involuntary termination of a Participant’s employment or service with the Oaktree Group without Cause to the Participant’s execution of an effective general release of claims in a form to be provided by the Oaktree Group.
6.02.    Unless otherwise provided in an Award Agreement or in Section 6.01 above, upon a Participant’s termination of employment or service with the Oaktree Group, or, for a Participant holding a Partnership Award, such Participant’s termination as a partner in the Local Partnership, for any reason, any unvested portion of the Award will be immediately and automatically forfeited.
6.03.     Any determination whether a Participant has experienced a termination of employment or service with the Oaktree Group or partnership with a Local Partnership, the date of such termination and whether such termination is for Cause or due to the Participant’s Disability, will be made by the Plan Administrator, in its sole discretion.
ARTICLE VII.
ADMINISTRATION
7.01.    The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the sole and plenary authority to (i) designate Participants from among Eligible Persons, (ii) determine the amount of any Award to be granted to any Participant, (iii) determine the terms and conditions of any Award, including the vesting schedule, impact of termination of employment or service with the Oaktree Group or partnership with a Local Partnership, and any Alternative Notional Investments associated therewith, (iv) approve the forms of Award Agreement for use under the Plan, (v) interpret the Plan, and (vi) make all legal and factual determinations and determine all questions arising in the administration of the Plan, including without limitation the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all applicable Persons. Interpretations, determinations and actions by the Plan Administrator under the Plan need not be uniformly applied to all Participants.
7.02.    The Plan Administrator may delegate to one or more officers of the Oaktree Group the authority to act on behalf of the Plan Administrator with respect to any matter, right, obligation or election that is the responsibility of or authorized to be taken by the Plan Administrator herein and that may be so delegated as a matter of Law.
7.03.    The Plan Administrator may, in its sole discretion, establish different rules or sub-plans under the Plan with respect to Participants based outside of the United States. Such alternate rules or sub-plans may include, without limitation, different treatment with respect to timing of vesting and settlement of Awards, including Annual Awards, under the Plan.
7.04.    Neither the Plan Administrator nor its delegates shall be liable to any Participant for any action or determination. The Plan Administrator and its delegates shall be indemnified by the Oaktree Group against any liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Plan Administrator or such delegates as a result of actions taken or not taken in connection with the Plan.
ARTICLE VIII.
AMENDMENTS AND TERMINATION
8.01.    The Board may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion. No further Awards may be made or Annual Awards effected under the Plan after the effective date of any such suspension or termination. Following any such suspension or termination, each Award will continue to vest and be paid or allocated, or be forfeited, as otherwise provided herein. Notwithstanding the foregoing, no alteration, amendment or modification of the Plan shall adversely affect the rights of a Participant in any amounts accrued by or credited to such Participant prior to such action without such Participant’s written consent unless the Board determines, in its sole discretion, that such alteration, modification or amendment is necessary for the Plan to comply with the requirements of any Law.
ARTICLE IX.
GENERAL PROVISIONS
9.01.    Unfunded Status of the Plan. The Plan is unfunded. With respect to holders of Cash Awards, (i) each Participant’s rights under the Plan (if any) shall represent at all times an unfunded and unsecured contractual obligation of BOH, (ii) each Participant and the Participant’s estate or beneficiaries (if any) will be unsecured creditors of BOH with respect to any obligations owed to such Participant, estate or beneficiaries under the Plan, and (iii) amounts payable under the Plan will be satisfied solely out of the general assets of BOH subject to the claims of its creditors. None of a Participant, the Participant’s estate, the Participant’s beneficiaries (if any) nor any other Person shall have any right to receive any payment under the Plan except as, and to the extent, expressly provided in the Plan. BOH will not segregate any funds or assets to provide for any payment under the Plan or issue any notes or security for any such payment. Any reserve or other asset that BOH may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or the estate or beneficiary of a Participant for the performance of BOH under the Plan.
With respect to holders of Partnership Awards, (i) the Participant’s rights to receive payments are owed by the relevant Local Partnership only and, notwithstanding any other term hereof, not by BOH and (ii) the Participant’s rights in respect of such Partnership Awards are contingent upon there being sufficient profits (or an expectation of sufficient profits, as the case may be) of that Local Partnership available to pay distributions of the relevant amounts to the Participant.

Notwithstanding that any Award is valued by reference to the returns of the Designated Fund or any Alternative Notional Investment for purposes of calculating the amounts due under the Plan, that is a purely notional calculation. The Participant shall have no rights in or against the Designated Fund or any Alternative Notional Investment (or against any general partner, manager or administrator thereof), shall not actually be invested in the Designated Fund or the Alternative Notional Investment, and thus shall have no interest in the Designated Fund or Alternative Notional Investment.
9.02.    Non-transferability. No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance, other than by will or the Laws of descent and distribution. Any attempt to violate the foregoing prohibition shall be void.
9.03.    Securities Laws Matters. By accepting any Award under the Plan, a Participant will be deemed to represent that either (i) (a) the Participant is not a person described in Rule 902(k) of Regulation S of the Securities Act (or any successor rule or provision), which generally defines a U.S. Person as any natural person resident in the United States, any estate of which any executor or administrator is a U.S. Person or any trust of which any trustee is a U.S. Person (a “U.S. Person”) and (b) not acquiring the Award on behalf, or for the account or benefit, of a U.S. Person, or (ii) if the Participant is a U.S. Person, that the Participant is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.
9.04.    No Right to Continued Employment or Membership. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (i) create or confer on a Participant any right to be retained in the employ or service of the Oaktree Group or as a partner of any Local Partnership, (ii) interfere with or to limit in any way the Oaktree Group’s right to terminate a Participant’s employment or service with the Oaktree Group or a Participant’s partnership in a Local Partnership, (iii) confer on a Participant any right or entitlement to compensation in any amount for any future Fiscal Year or (iv) affect, supersede, amend or change any employment agreement or other agreement between the Participant and any Oaktree Group Member. In addition, without limiting the foregoing, the participation of an Annual Participant for a given Fiscal Year in the Plan shall not be deemed to create or confer on the Annual Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Oaktree Group, in respect of any future Fiscal Year.
9.05.    Certain Tax Issues. Unless otherwise provided in an Award Agreement, the Grantor or other applicable Oaktree Group Member may take such steps as it may deem necessary to (i) withhold from payments due to the Participant pursuant to Awards or require the Participant or its beneficiary, as the case may be, to pay, any Taxes which an Oaktree Group Member considers that it is required to withhold, either by Law or pursuant to an agreement with the relevant Tax authority, (ii) pay such Taxes to the relevant Tax authority or (iii) report such payments or other aspects of this Plan or Awards to any relevant Tax Authority.
9.06.    Designation of Beneficiaries. A Participant who is a natural person may designate in writing, on forms prescribed by and filed with BOH, one or more beneficiaries to receive any distributions and payments to which such Participant is entitled under the Plan and any Award and that are payable after such Participant’s death; provided, that such beneficiary shall not be substituted for such Participant as a limited partner of any Local Partnership and no transfer of Awards giving rise to such distributions and payments shall be deemed to have occurred until such Participant’s death. Any Participant may at any time amend or revoke in writing any beneficiary designation made by such Participant; provided, that, if such Participant is married and designates a person other than the Participant’s spouse as a beneficiary, then the Participant’s spouse must sign a statement specifically approving such designation. Any distributions and payments to which a Participant would be entitled by virtue of this Plan and any Award while alive will be distributed and paid, following the death of such Participant, to the Participant’s designated beneficiary under this Section 9.06. If no beneficiary designation under this Section 9.06 is in effect at the time of death, or in the absence of a spouse’s approval as provided in this Section 9.06, distributions and payments to which a Participant is entitled hereunder shall be made to such Participant’s personal representative.
9.07.    Governing Law. The Plan shall be subject to and construed in accordance with the laws of the state of California in the United States of America.
9.08.    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan. The Plan shall be construed and enforced as if such illegal or invalid provision had never been contained herein.
9.09.    Construction. The headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Unless the context clearly indicates otherwise: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) provisions apply to successive events and transactions; (iv) each definition herein includes the singular and the plural; (v) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (vi) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (vii) references herein to specified paragraph, article or section numbers refer to the specified paragraph, article or section of this Plan. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Plan as a whole and not to any particular provision of this Plan. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America.

As amended and restated by the Board of Directors of
Brookfield Oaktree Holdings, LLC on March 15, 2024.